CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the use in this Post-Effective Amendment No. 53 to the Registration Statement No. 333-64749 on Form N-4 of our report dated April 25, 2011 relating to the financial statements of each of the portfolios of Separate Accounts No. 49 and No. 45 of AXA Equitable Life Insurance Company for the year ended December 31, 2010, and of our report dated March 10, 2011 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2010. We also consent to the reference to us under the heading "Custodian and Independent Registered Public Accounting Firm" in the Statements of Additional Information.



/s/ PricewaterhouseCoopers LLP
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New York, New York
August 3, 2011